Exhibit 5.1

January 23, 2017

Digital Turbine, Inc.

1300 Guadalupe Street

Suite #302

Austin, Texas 78701

Re:	Registration Statement on Form S-1
Commission File No. 333-214321

Ladies and Gentlemen:

We have acted as special counsel to Digital Turbine, Inc., a Delaware corporation (the “Company”) in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1, filed with the Commission on October 28, 2016 (as amended, the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $16 million of 8.75% Convertible Notes due 2020 (the “Notes”) issued under the Indenture, dated as of September 28, 2016, as supplemented by the First Supplemental Indenture, dated as of January 12, 2017 (together, the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), which are fully and unconditionally guaranteed, on terms specified in the Indenture (the “Guarantees”), by Digital Turbine USA, Inc., a Delaware corporation (“DT USA”), Digital Turbine Media, Inc., a Delaware corporation (“DT Media”), Digital Turbine (EMEA) Ltd., a company formed under the laws of Israel (“DT Israel”), and Digital Turbine Asia Pacific Ptd Ltd., a company formed under the laws of Australia (“DT Australia” and together with DT USA, DT Media and DT Israel, the “Subsidiary Guarantors”), (ii) warrants to purchase 4,355,600 shares of common stock, par value $0.001 per share expiring in 2020 (the “Warrants”), (iii) 16,085,840 shares of common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Notes and exercise of the Warrants (the “Shares”), in each case as contemplated by the Registration Rights Agreement, dated as of September 28, 2016, by and among the Company, the Subsidiary Guarantors, and BTIG, LLC, as the initial purchaser (the “Registration Rights Agreement”), and (iv) up to an additional 6,432,475 shares of Common Stock that may be issued as part of an early conversion payment in the event of an early conversion of the Notes, in the event the Company is permitted to, and elects to, make such payment in the form of shares of Common Stock in lieu of cash (such additional number of shares calculated based upon the Indenture and an assumed early conversion in full on December 19, 2016), as contemplated by the Registration Rights Agreement (the “Early Conversion Shares”). The Notes, Warrants, the Shares and the Early Conversion Shares are to be offered and sold by certain security holders of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

i.	the Registration Statement;

11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224
Albany	Chicago	Los Angeles	New York	Orange County	Palo Alto	Sacramento	San Francisco	Washington, D.C.

Digital Turbine, Inc. January 23, 2017 Page 2

ii.	an executed copy of the Registration Rights Agreement;

iii.	an executed copy of the Indenture, including the Guarantees set forth therein;

iv.	a specimen certificate representing the Common Stock attached to the certificate of William Stone, Chief Executive Officer of the Company and Barrett Garrison, Chief Financial Officer and Secretary of the Company, referenced in paragraph (xv) below;

v.	the Certificate of Incorporation of the Company, as currently in effect and as certified by the Secretary of State of the State of Delaware on September 9, 2016 and a certificate issued by the Secretary of State of the State of Delaware on January 5, 2017, certifying the documents of the Company that have been filed with the Secretary of State of the State of Delaware through such date;

vi.	the Bylaws of the Company, as currently in effect and as certified by William Stone, Chief Executive Officer of the Company and Barrett Garrison, Chief Financial Officer and Secretary of the Company;

vii.	the Certificate of Incorporation of DT USA, as currently in effect and as certified by the Secretary of State of the State of Delaware on January 5, 2017;

viii.	the Bylaws of DT USA, as currently in effect and as certified by William Stone, Chief Executive Officer of DT USA;

ix.	the Certificate of Incorporation of DT Media, as currently in effect and as certified by the Secretary of State of the State of Delaware on January 5, 2017;

x.	the Bylaws of DT Media, as currently in effect and as certified by William Stone, Chief Executive Officer of DT Media;

xi.	Resolutions of the Board of Directors of the Company, adopted by the Board of Directors of the Company on August 1, 2016, August 26, 2016 and September 19, 2016, and a Unanimous Written Consent of the Board of the Directors of the Company, adopted January 6, 2017, each as certified by William Stone, Chief Executive Officer of the Company and Barrett Garrison, Chief Financial Officer and Secretary of the Company;

xii.	Resolutions of the Pricing Committee of the Board of Directors of the Company, adopted by the Pricing Committee of the Board of Directors of the Company on September 22, 2016, as certified by William Stone, Chief Executive Officer of the Company and Barrett Garrison, Chief Financial Officer and Secretary of the Company;

xiii.	Unanimous Written Consent of the Board of Directors of DT USA, adopted September 28, 2016 and January 6, 2017, as certified by William Stone, Chief Executive Officer of DT USA;

xiv.	Unanimous Written Consent of the Board of Directors of DT Media, adopted September 28, 2016 and January 6, 2017, as certified by William Stone, Chief Executive Officer of DT Media;

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xv.	the Officer’s Certificate, dated as of the date hereof, executed by William Stone, Chief Executive Officer of each of the Company and the Subsidiary Guarantors and Barrett Garrison, Chief Financial Officer and Secretary of the Company;

xvi.	the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, with respect to the Notes filed as an exhibit to the Registration Statement; and

xvii.	the forms of global certificates evidencing the Notes and the Warrants.

Insofar as the opinions set forth herein are based on factual matters in connection with, among other things, the offer of the Notes, Warrants, the Shares, the Early Conversion Shares and the Guarantees, which factual matters are authenticated in certificates from certain officers of the Company and the Subsidiary Guarantors, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

In making our examination of such documents and for all purposes of this opinion, including our opinions below, we have assumed that the parties thereto, other than the Company and DT USA and DT Media, are duly organized and validly existing, had the necessary power, corporate or other, to enter into and perform their obligations thereunder under the law of the jurisdiction under which the party was organized and have also assumed the due authorization by all requisite action, corporate or other, and execution, delivery and performance by such parties of such documents. We have also assumed that (i) with respect to DT Australia, the courts of New South Wales, Australia and the federal courts of Australia will give effect to the parties’ choice of the law of the State of New York to govern the Indenture and the Guarantees and the Subsidiary Guarantors’ agreement that all claims in respect of any action or proceeding arising out of or relating to the Indenture and the Guarantees may be heard and determined by any New York State court or federal court of the United States of America (the “US”), in each case sitting in the State and City of New York, County and Borough of Manhattan in the US and (ii) with respect to DT Israel, a court, tribunal or other competent authority sitting in Israel will give effect to the parties’ choice of the law of the State of New York to govern the Indenture and the Guarantees and the Subsidiary Guarantors’ agreement that all claims in respect of any action or proceeding arising out of or relating to the Indenture and the Guarantees may be heard and determined by any New York State court or federal court of the US, in each case sitting in the State and City of New York, County and Borough of Manhattan in the US.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent or voidable transfer, preference or similar laws relating to or affecting the rights and remedies of creditors generally and general principles of equity (regardless of whether enforcement is sought in equity or at law) and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law). We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

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Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that, as of the date hereof:

1.	The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

2.	The Warrants have been duly authorized for issuance and constitute duly authorized, valid and legally binding obligations of the Company.

3.	The shares of Common Stock initially issuable upon conversion of the Notes (the “Note Shares”) pursuant to the Indenture have been duly authorized by all requisite corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, the Note Shares will be validly issued, fully paid and nonassessable.

4.	The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the provisions of the Warrants, including the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and nonassessable.

5.	The Early Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company and, if, and when, issued upon an early conversion of the Notes and, in the event the Company is permitted to, and elects to, make such payment in the form of shares of Common Stock in lieu of cash, and in accordance with the terms of the Indenture, the Early Conversion Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Note Shares, the Warrant Shares, or the Early Conversion Shares, the total number of shares of Common Stock of the Company issued and outstanding will not exceed the total number of shares of Common Stock of the Company that the Company is then authorized to issue under its Certificate of Incorporation, as amended.

In rendering the opinion set forth in paragraphs 3, 4, and 5 above, we have assumed that (1) the certificates evidencing the Note Shares, Warrant Shares, and the Early Conversion Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Note Shares, Warrant Shares, and Early Conversion Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Note Shares, Warrant Shares and the Early Conversion Shares and (2) the Conversion Price (as defined in the Indenture) will be at least equal to the par value of the Common Stock at the time of conversion.

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We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the current internal laws of the State of New York and the Federal securities laws of the US (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than on the Applicable Law or as to the effect of any such non-Applicable Law on the opinions herein stated. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Subsidiary Guarantors, the Notes, the Warrants, the Note Shares, the Warrant Shares, or the Early Conversion Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP